Amendment to the Wyeth Executive Retirement Plan

The Wyeth Executive Retirement Plan, as amended through June 16, 2004, is further amended, effective as of January 1, 2005 (unless otherwise provided), by adding the following Section Ten immediately following Section Nine.

"SECTION TEN—SECTION 409A AMENDMENTS

Notwithstanding anything in the Plan to the contrary, effective as of January 1, 2005 (unless otherwise provided), the Plan is amended as set forth in this Section Ten in order to avoid adverse or unintended tax consequences under Section 409A of the Code and the applicable rules and regulations thereunder to any Participant. Except as provided in Section 10.2(a), the provisions of this Section Ten shall apply to the portion of a Participant's benefit under the Plan that is not both earned and vested as of December 31, 2004 (the "409A Benefit"), notwithstanding any contrary provision of the Plan, and shall supersede the other provisions of the Plan to the extent necessary to eliminate inconsistencies between this Section Ten and such other provisions. References to Sections are references to sections in the Plan, unless otherwise provided.

10.1.	Payment Elections.
(a)	Retirement-Eligible Participants.

Effective as of December 1, 2005, a Participant who, as of January 1, 2006, will have attained either his Early Retirement Age or Normal Retirement Age shall be permitted, by no later than December 31, 2005, to elect the form (annuity or lump sum) and time of commencement of his 409A Benefit, including an election to transfer the 409A Benefit to the Wyeth Deferred Compensation Plan (the "DCP"); provided that such form and time of payment would be permitted under the Plan or the DCP (if transferred thereto) and such election is made on the form provided by the Committee for purposes thereof.

(b)	Failure to Elect.

Effective as of December 31, 2005, a Participant described in Section 10.1(a) who does not make a payment election by December 31, 2005 shall receive his 409A Benefit in the form of a lump sum one year after the date of the Participant's separation from service pursuant to Section 409A of the Code (a "Separation from Service").

(c)	Elections Permitted Under Section 409A of the Code.

Payment elections made through December 31, 2005 with respect to a 409A Benefit shall be deemed pursuant to Q&A 19(c) of Notice 2005-1 promulgated by the U.S. Treasury Department and the Internal Revenue Service.

10.2   General Rules.

Notwithstanding anything in this Section Ten to the contrary:

(a)	Six-Month Delay.

Distribution of a Participant's 409A Benefit shall be made in accordance with the provisions of Section 409A of the Code and, to the extent that such payments are issued in connection with a Participant's Separation from Service for any reason other than death, such payment shall be delayed for six months and one day to the extent the Committee determines that such delay is necessary to avoid the imposition on any Participant of an additional tax or interest under Section 409A of the Code.

(b)	Payment of 409A Benefits.

To the extent that any Participant receives in 2005 a distribution of all, or any portion of, his 409A Benefit, such distribution shall be deemed a termination of such Participant's participation in the Plan with respect to all or such portion of the Participant's 409A Benefit in accordance with Q&A 20(a) of Notice 2005-1 promulgated by the U.S. Treasury Department and the Internal Revenue Service. For avoidance of doubt, a Participant shall be permitted in 2005, pursuant to this Section 10.2(b), to elect to receive in 2005 a distribution of the portion of his 409A Benefit attributable to bonus compensation paid in 2005.

(c)	Amendments and Modifications.

With respect to a Participant's 409A Benefit, the Retirement Committee of Wyeth shall have the unilateral right to amend or modify the Plan and to amend or modify (i) any Participant elections under the Plan and (ii) the time and manner of any payment of benefits under the Plan in accordance with Section 409A of the Code, in each case, without the consent of any employee or Participant, to the extent that the Retirement Committee, as the case may be, deems such action to be necessary or advisable to avoid the imposition on any Participant of an additional tax or interest under Section 409A of the Code. Any determinations made by the Retirement Committee under this Section 10.3(c) shall be final, conclusive and binding on all persons."

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Except as set forth herein, the Plan remains in full force and effect.